World
Currency
Fund


December 31, 1996
Annual Report


                                                               [LOGO]DEAN WITTER

DEAN WITTER
Two World Trade Center
62nd Floor
New York, NY 10048
Telephone (212) 392-8899

DEAN WITTER WORLD CURRENCY FUND L.P.
ANNUAL REPORT
1996

Dear Limited Partner:

This marks the fourth annual report for the Dean Witter World Currency Fund L.P. (the "Fund"). The Fund began the year trading at a Net Asset Value per Unit of $631.29, and increased by 13.0% to $713.17 on December 31, 1996. The Fund has decreased by 28.7% since its inception of trading in April 1993 ( a compound annualized return of -8.6%).

In January, the Fund recorded significant gains as short positions in the Japanese yen profited from a decrease in value relative to the U.S. dollar. Additional gains were recorded from short positions in the Swiss franc, German mark and British pound as the value of these currencies also moved lower during the month. A portion of these gains were given back during February due to a sharp reversal upward in the value of the Japanese yen and most major European currencies versus the U.S. dollar. During March, small losses were experienced from short positions in European currencies as the value of these currencies moved higher versus the U.S. dollar.

During April, profits were recorded from short positions in the German mark and Swiss franc as the value of these currencies moved lower relative to the U.S. dollar and other world currencies. Additional gains were recorded from short positions in the French franc as its value also declined. In May, the Fund recorded small losses as the value of the Japanese yen moved without consistent direction relative to the U.S. dollar. Additional losses were recorded from short-term volatility in the value of the German mark. The Fund experienced gains during June as the value of the Japanese yen moved lower, thus resulting in profits for the Fund's short yen positions. Smaller gains were recorded from short positions in the Singapore dollar and Swiss franc as the value of these currencies also moved lower versus the U.S. dollar.

The Fund recorded losses during July from previously established short positions in the Swiss franc and Japanese yen as the value of these currencies moved sharply higher. In August, the Fund recorded losses due to trend reversals and choppy movement in the value of most major world currencies relative to the U.S. dollar. The most significant losses were recorded from long German mark and French franc positions as the value of these currencies moved lower versus the U.S. dollar early in the month. The Fund experienced small profits in September due primarily to a downward trend in the value of the Japanese yen versus the U.S. dollar. Additional gains were recorded from long British pound and Canadian dollar positions as the value of these currencies finished the month higher versus the U.S. dollar and other world currencies.

The fourth quarter began with significant gains during October due primarily to short positions in the Japanese yen as its value continued to trend lower relative to the U.S. dollar. Additional gains were recorded from long British pound positions as its value surged higher versus the U.S. dollar and other world currencies. Gains were also recorded from short Swiss franc positions as its value moved lower. The Fund recorded small losses during November from previously established short Japanese yen positions as its value moved higher relative to the U.S. dollar. Smaller losses were recorded from transactions involving the Italian lira, Singapore dollar, French franc and Spanish peseta. During December, gains were recorded from short Swiss franc and Japanese yen positions as the value of these currencies moved lower relative to the U.S. dollar. Smaller gains were recorded from long British pound positions as its value finished the month higher.

Overall, the Fund profited during the year due primarily to short positions in the British pound during January, and from long British pound positions during October. Additional Fund gains were experienced from short Japanese yen positions during January, June, September and the majority of the fourth quarter as its value moved lower versus the U.S. dollar and other world currencies. The Fund also profited from transactions involving the Swiss franc as gains recorded in January and the second quarter more than offset losses experienced from transactions involving this currency during July, February and March.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York, NY 10048, or your Dean Witter Account Executive.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

    Sincerely,

    /s/ Mark J. Hawley
    Mark J. Hawley
    President
    Demeter Management Corporation
    General Partner

DEAN WITTER WORLD CURRENCY FUND L.P.
INDEPENDENT AUDITORS' REPORT

The Limited Partners and the General Partner:

We have audited the accompanying statements of financial condition of Dean Witter World Currency Fund L.P. (the "Partnership") as of December 31, 1996 and 1995 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dean Witter World Currency Fund L.P. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
February 17, 1997
New York, New York

DEAN WITTER WORLD CURRENCY FUND L.P.
STATEMENTS OF FINANCIAL CONDITION

                                                        DECEMBER 31,
                                                    ---------------------
                                                       1996       1995
                                                    ---------- ----------
                                                        $          $
                                 ASSETS
Equity in Commodity futures trading
 accounts:
 Cash                                               25,825,801 31,916,332
 Net unrealized gain (loss) on open contracts        1,242,668   (634,569)
 Net option premiums                                   230,200    195,738
                                                    ---------- ----------
 Total Trading Equity                               27,298,669 31,477,501
Interest receivable (DWR)                               87,895    113,878
Due from DWR                                            40,800        --
                                                    ---------- ----------
 Total Assets                                       27,427,364 31,591,379
                                                    ========== ==========
                    LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
 Redemptions payable                                   779,025    905,887
 Accrued management fees                                68,410     78,670
 Accrued brokerage commissions (DWR)                    26,388     12,384
 Accrued administrative expenses                        21,908     97,297
 Accrued transaction fees and costs                      1,702        619
                                                    ---------- ----------
 Total Liabilities                                     897,433  1,094,857
                                                    ---------- ----------
PARTNERS' CAPITAL
 Limited Partners (35,992.609 and 47,100.857 Units,
   respectively)                                    25,668,776 29,734,237
 General Partner (1,207.506 Units)                     861,155    762,285
                                                    ---------- ----------
 Total Partners' Capital                            26,529,931 30,496,522
                                                    ---------- ----------
 Total Liabilities and Partners' Capital            27,427,364 31,591,379
                                                    ========== ==========
NET ASSET VALUE PER UNIT                                713.17     631.29
                                                    ========== ==========


   The accompanying notes are an integral part of these financial statements.

DEAN WITTER WORLD CURRENCY FUND L.P.
STATEMENTS OF OPERATIONS

                                     FOR THE YEARS ENDED
                                        DECEMBER 31,
                                 1996      1995       1994
                               --------- --------- -----------
                                   $         $          $
REVENUES
Trading Profit (Loss):
 Realized                      2,720,213 1,451,982 (14,680,185)
 Net change in unrealized      1,877,237 1,539,185     201,992
                               --------- --------- -----------
 Total Trading Results         4,597,450 2,991,167 (14,478,193)
Interest income (DWR)          1,149,186 1,822,853   2,193,118
                               --------- --------- -----------
 Total Revenues                5,746,636 4,814,020 (12,285,075)
                               --------- --------- -----------
EXPENSES
Brokerage commissions (DWR)    1,280,404 1,730,874   4,960,895
Management fees                  871,626 1,225,699   1,956,579
Transaction fees and costs        81,225   270,444     457,548
Administrative expenses           74,537   106,193     108,000
                               --------- --------- -----------
  Total Expenses               2,307,792 3,333,210   7,483,022
                               --------- --------- -----------
NET INCOME (LOSS)              3,438,844 1,480,810 (19,768,097)
                               ========= ========= ===========
NET INCOME (LOSS) ALLOCATION:
Limited Partners               3,339,974 1,465,713 (19,512,786)
General Partner                   98,870    15,097    (255,311)
NET INCOME (LOSS) PER  UNIT:
Limited Partners                   81.88     12.50     (207.71)
General Partner                    81.88     12.50     (207.71)

STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                              UNITS OF
                             PARTNERSHIP    LIMITED    GENERAL
                              INTEREST     PARTNERS    PARTNER      TOTAL
                             -----------  -----------  --------  -----------
                                               $          $           $
Partners' Capital, December
31, 1993                     108,324.197   88,549,902   980,499   89,530,401
Net Loss                             --   (19,512,786) (255,311) (19,768,097)
Subscription Adjustment              --       (22,000)   22,000          --
Redemptions                  (31,760.580) (22,385,801)      --   (22,385,801)
                             -----------  -----------  --------  -----------
Partners' Capital, December
31, 1994                      76,563.617   46,629,315   747,188   47,376,503
Net Income                           --     1,465,713    15,097    1,480,810
Redemptions                  (28,255.254) (18,360,791)      --   (18,360,791)
                             -----------  -----------  --------  -----------
Partners' Capital, December
31, 1995                      48,308.363   29,734,237   762,285   30,496,522
Net Income                           --     3,339,974    98,870    3,438,844
Redemptions                  (11,108.248)  (7,405,435)      --    (7,405,435)
                             -----------  -----------  --------  -----------
Partners' Capital,
December 31, 1996             37,200.115   25,668,776   861,155   26,529,931
                             ===========  ===========  ========  ===========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER WORLD CURRENCY FUND L.P.
STATEMENTS OF CASH FLOWS

                                               FOR THE YEARS ENDED
                                                   DECEMBER 31,
                                           1996        1995         1994
                                        ----------  -----------  -----------
                                            $            $            $
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                        3,438,844    1,480,810  (19,768,097)
Noncash item included in net income
  (loss):
 Net change in unrealized               (1,877,237)  (1,539,185)    (201,992)
(Increase) decrease in operating
  assets:
 Net option premiums                       (34,462)     608,212     (689,912)
 Interest receivable (DWR)                  25,983       86,762       (2,548)
 Due from DWR                              (40,800)      86,859      107,195
Increase (decrease) in operating
  liabilities:
 Accrued management fees                   (10,260)     (45,137)    (102,853)
 Accrued brokerage commissions (DWR)        14,004       12,384      (49,815)
 Accrued administrative expenses           (75,389)      30,668        9,149
 Accrued transaction fees and costs          1,083          619       (2,125)
                                        ----------  -----------  -----------
Net cash provided by (used for)
  operating activities                   1,441,766      721,992  (20,700,998)
                                        ----------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in redemptions
  payable                                 (126,862)  (1,130,420)   1,115,827
Redemptions of units                    (7,405,435) (18,360,791) (22,385,801)
                                        ----------  -----------  -----------
Net cash used for financing activities  (7,532,297) (19,491,211) (21,269,974)
                                        ----------  -----------  -----------
Net decrease in cash                    (6,090,531) (18,769,219) (41,970,972)
Balance at beginning of period          31,916,332   50,685,551   92,656,523
                                        ----------  -----------  -----------
Balance at end of period                25,825,801   31,916,332   50,685,551
                                        ==========  ===========  ===========



   The accompanying notes are an integral part of these financial statements.

DEAN WITTER WORLD CURRENCY FUND L.P.
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Dean Witter World Currency Fund L.P. (the "Partnership") is a limited partnership organized to engage in the speculative trading of commodity futures contracts, commodity options contracts and forward contracts on foreign currencies. The general partner for the Partnership is Demeter Management Corporation ("Demeter"). The commodity broker is Dean Witter Reynolds Inc. ("DWR"). Both DWR and Demeter are wholly-owned subsidiaries of Dean Witter, Discover & Co. ("DWD"). Demeter has retained John W. Henry & Company, Inc. ("JWH") and Millburn Ridgefield Corporation ("Millburn") as the trading advisors of the Partnership.

Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

REVENUE RECOGNITION--Commodity futures contracts, commodity options and forward contracts on foreign currencies are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Monthly, DWR pays the Partnership interest income based upon 80% of the average daily Net Assets for the month at a rate equal to the average yield on 13-week U.S. Treasury Bills issued during the month. For purposes of such interest payments, Net Assets do not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnership's asset "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts and the net option premiums paid and/or received. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because the Partnership has a master netting agreement with DWR.

DEAN WITTER WORLD CURRENCY FUND L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

BROKERAGE COMMISSIONS AND RELATED TRANSACTION FEES AND COSTS--The Partnership accrues brokerage commissions on a half-turn basis at 80% of DWR's published non-member rates. Transaction fees and costs are accrued on a half-turn basis.

Prior to September 1, 1996 brokerage commissions were capped at 3/4 of 1% per month of the Net Assets allocated to each trading advisor as defined in the Limited Partnership Agreement.

Effective September 1, 1996, brokerage commissions and transaction fees chargeable to the Partnership have been capped at 13/20 of 1% per month of the Partnership's month-end Net Assets as defined in the Limited Partnership Agreement.

OPERATING EXPENSES--The Partnership bears all operating expenses related to its trading activities, to a maximum of 1/4 of 1% annually of the Partnership's average month end Net Assets. These include filing fees, clerical, administrative, auditing, accounting, mailing, printing, and other incidental operating expenses as permitted by the Limited Partnership Agreement. In addition, the Partnership incurs a monthly management fee and may incur an incentive fee.

REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day that is six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units may be redeemed as of the end of any month upon five business days advance notice by redemption form to Demeter. However, any Units redeemed at or prior to the end of the twelfth, eighteenth or twenty-fourth full month following the closing at which such person first became a limited partner, was subject to a redemption charge equal to 3%, 2% or 1%, respectively, of the Net Asset Value per Unit on the date of such redemption. Limited Partners who obtained their units via an exchange from another DWR sponsored commodity pool are not subject to the six month holding period or the redemption charges.

DISTRIBUTIONS--Distributions, other than on redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses for income tax purposes.

DEAN WITTER WORLD CURRENCY FUND L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

DISSOLUTION OF THE PARTNERSHIP--The Partnership will terminate on December 31, 2025 or at an earlier date if certain conditions set forth in the Limited Partnership Agreement occur.

2. RELATED PARTY TRANSACTIONS

The Partnership's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in Note 1. Under its Customer Agreement with DWR, the Partnership pays DWR brokerage commissions as described in Note 1.

3. TRADING ADVISORS

Compensation to JWH and Millburn consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--The Partnership pays a monthly management fee equal to 1/4 of 1% per month of the Partnership's adjusted Net Assets, as defined, as of the last day of each month.

INCENTIVE FEE--The Partnership will pay a quarterly incentive fee to each trading advisor equal to 17.5% of the trading advisor's "Trading Profits", as defined in the Limited Partnership Agreement, experienced by the Net Assets allocated to such trading advisor as of the end of each calendar quarter. If a trading advisor has experienced "Trading Losses" with respect to its allocated Net Assets at the time of any supplemental closing, the trading advisor must earn back such losses plus a pro rata amount related to the funds allocated to the trading advisor at such supplemental closing before the trading advisor is eligible for an incentive fee. Such incentive fee is accrued in each month in which "Trading Profits" occur. In those months in which "Trading Profits" are negative, previous accruals, if any, during the incentive period will be reduced. In those instances, in which a Limited Partner redeems an investment, the incentive fee (if earned through a redemption date) is to be paid to such advisor on those redemptions in the month of such redemptions.

DEAN WITTER WORLD CURRENCY FUND L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

4. FINANCIAL INSTRUMENTS

The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, petroleum, and precious metals. Futures, options and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At December 31, 1996 and 1995, open contracts were:

                         CONTRACT OR NOTIONAL AMOUNT
                         ---------------------------
                             1996          1995
                         ------------- -------------
                               $             $
EXCHANGE-TRADED FINANCIAL
  FUTURES CONTRACTS
 Commitments to Purchase     8,348,000           --
 Commitments to Sell        64,040,000    38,370,000
OFF-EXCHANGE-TRADED FORWARD
  CURRENCY CONTRACTS
 Commitments to Purchase   111,517,000   119,578,000
 Commitments to Sell       131,009,000   137,044,000

A portion of the amounts indicated as off-balance-sheet risk in forward currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

The unrealized gains (losses) on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled $1,242,668 and $(634,569) at December 31, 1996 and 1995, respectively.

Of the $1,242,668, net unrealized gain on open contracts at December 31, 1996, $1,289,462 related to exchange-traded futures contracts and $(46,794) related to off-exchange-traded forward currency contracts. Of the $(634,569) net unrealized loss on open contracts at December 31, 1995, $(7,960) related to exchange-traded futures contracts and $(626,609) related to off-exchange-traded forward currency contracts.

Exchange-traded futures contracts held by the Partnership at December 31, 1996 and 1995 mature through March 1997 and March 1996, respectively. Off-exchange-traded forward currency contracts held by the Partnership at December 31, 1996 and 1995 mature through March 1997 and January 1996, respectively. The contract amounts in the above table represent the

DEAN WITTER WORLD CURRENCY FUND L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnership's Statements of Financial Condition.

The Partnership also has credit risk because DWR acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnerships' assets. Exchange-traded futures and options contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for of all of the Partnership's exchange-traded futures and options contracts, is required pursuant to regulations of the Commodity Futures Trading Commission to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures and option contracts including an amount equal to the net unrealized gain on all open futures and option contracts which, funds totaled $27,115,263 and $31,908,372 at December 31, 1996 and 1995,
respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

For the years ended December 31, 1996 and 1995, the average fair value of financial instruments held for trading purposes was as follows:

                                                       1996
                                              -----------------------
                                                ASSETS    LIABILITIES
                                              ----------- -----------
                                                   $           $
EXCHANGE-TRADED CONTRACTS
 Financial Futures                             11,267,000  36,511,000
 Options on Financial Futures                  31,535,000         --
OFF-EXCHANGE-TRADED
  FORWARD CURRENCY CONTRACTS                  150,360,000 162,534,000
                                                       1995
                                              -----------------------
                                                ASSETS    LIABILITIES
                                              ----------- -----------
                                                   $           $
EXCHANGE-TRADED FINANCIAL FUTURES CONTRACTS:    6,196,000  12,734,000
OFF-EXCHANGE-TRADED
  FORWARD CURRENCY CONTRACTS                  268,907,000 292,311,000

DEAN WITTER WORLD CURRENCY FUND L.P.
NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

5. LEGAL MATTERS

On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, Dean Witter Futures & Currency Management Inc., DWD (all such parties referred to hereafter as the "Dean Witter Parties"), the Partnership, certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors (including JWH) to those pools. Similar purported class actions were also filed on September 18 and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors (including JWH) on behalf of all purchasers of interests in various limited partnership commodity pools, including the Partnership, sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean Witter Parties believe that they and the Partnership have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties or the Partnership.

DEAN WITTER REYNOLDS INC.

Two World Trade Center

62nd Floor

New York, NY 10048
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